Exhibit 23.2

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statement of ChinaNet Online Holdings, Inc. (the “Company”) on Form S-8 (file No. 333-178269) of our report dated March 31, 2011, except for revised disclosures in Note 1, 2, 22, 27 and 28, which was dated February 29, 2012, with respect to our audit of the consolidated financial statements of the Company as of December 31, 2010 and for the year ended December 31, 2010, which report is included in this Annual Report on Form 10-K of the Company for the year ended December 31, 2011.

/s/ Bernstein & Pinchuk llp

Bernstein & Pinchuk llp
New York, New York
April 16, 2012